Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com
Vail Resorts Reports Fiscal 2020 First Quarter and Season Pass Results
BROOMFIELD, Colo. - December 9, 2019 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2020 ended October 31, 2019, provided season pass sales results and certain early ski season indicators and reaffirmed its guidance for fiscal 2020.
Highlights

•
Net loss attributable to Vail Resorts, Inc. was $106.5 million for the first fiscal quarter of 2020 compared to a net loss attributable to Vail Resorts, Inc. of $107.8 million in the same period in the prior year. Fiscal 2020 first quarter net loss included the after-tax effect of acquisition and integration related expenses of approximately $6.8 million and approximately $1 million of unfavorable foreign exchange as a result of the U.S. dollar strengthening over the prior year compared to the Australian dollar. Fiscal 2019 first quarter net loss included the after-tax effect of acquisition and integration related expenses of approximately $4.9 million.

•
Resort Reported EBITDA loss was $76.7 million for the first fiscal quarter of 2020, which included $9.0 million of acquisition and integration related expenses and approximately $2 million of unfavorable foreign exchange as a result of the U.S. dollar strengthening over the prior year compared to the Australian dollar. In the same period in the prior year, Resort Reported EBITDA loss was $72.5 million, which included $6.6 million of acquisition and integration related expenses.

•
Season pass sales through December 2, 2019 for the upcoming 2019/2020 North American ski season increased approximately 17% in sales dollars (22% in units) as compared to the period in the prior year through December 3, 2018, including Military Pass sales and Peak Resorts pass sales in both periods. Pass sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.75 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.

•	The Company reaffirmed its guidance for fiscal year 2020 of $778 million to $818 million of Resort Reported EBITDA.

Unless otherwise noted, the commentary on results for the three months ended October 31, 2019 includes the results of our recent acquisitions prospectively from each respective acquisition date, including Peak Resorts (acquired in September 2019), Falls Creek and Hotham (acquired in April 2019), Triple Peaks (acquired in September 2018) and Stevens Pass (acquired in August 2018).
Commenting on the Company’s fiscal 2020 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American mountain resorts are generally not open for ski season operations during the period. The quarter's results are primarily driven by winter operating results from our Australian resorts and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses. Our Australian resorts had strong performance during the quarter with another record year at Perisher (on an Australian dollar basis) and very strong results in our first year of operations at Falls Creek and Hotham. Our strong Epic Australia Pass sales, good conditions and the addition of the Leichhardt chairlift at Perisher supported our continued momentum in the Australian market. Our consolidated results from Perisher were negatively impacted by the strong U.S. dollar, which created an approximate $2 million Resort Reported EBITDA headwind from currency translation in the quarter relative to the prior year’s results. Whistler Blackcomb’s summer business performed very well with strong performance in its world class mountain biking operations and sightseeing, supported by the addition of the new Cloudraker Skybridge. Our U.S. Epic Discovery business continues to grow and generate strong financial returns. Our lodging business experienced mixed results, with continued success from our properties at Grand Teton Lodge Company, partially offset by softer results at our Colorado properties, in part due to weaker group demand in comparison to the prior year period.”
Katz continued, “Our balance sheet at quarter end remains strong. We ended the quarter with $136.3 million of cash on hand and $1.9 billion of Net Debt. As part of the Peak Resorts acquisition, we expanded our existing term loan facility by approximately $336 million and assumed a portion of Peak Resorts’ debt. Our Net Debt was 2.8 times trailing twelve months Total Reported EBITDA, though it is important to note that this ratio only includes Peak Resorts’ results for the loss period between closing and quarter end and we expect that ratio to decline as we incorporate the full season of Peak Resorts’ results. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $1.76 per share of common stock and will be payable on January 9, 2020 to shareholders of record on December 26, 2019. Additionally, the Company repurchased approximately $21.4 million of stock during the quarter at an average price of $224.28.”
Moving on to season pass results, Katz said, “As we approach the end of our selling period, season pass sales for the North American ski season are up approximately 17% in sales dollars through December 2, 2019 compared to the prior year period ended December 3, 2018, including Military Pass sales and Peak Resorts pass sales in both periods and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.75 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales (unit sales were up approximately 22%). Excluding sales of Military Passes, season pass sales increased approximately 16% in sales dollars over the comparable prior year period (unit sales were up 22%). As we expected, growth in sales dollars was lower than our unit growth primarily from the inclusion of our Epic Day Pass products.
“We are very pleased to see strong sales growth in our season pass program that exceeded our expectations. We continue to see very strong growth in our Northeast markets, which are benefiting from the first full year of pass sales with unlimited access at Stowe, Okemo and Mount Sunapee, the recent addition of Peak Resorts, and the improved impact of the expanded guest data and insight we now have in that region. Our destination markets outside of the Northeast also saw very strong growth and continue to perform well through our enhanced ability to reach destination guests with our data-driven marketing and the introduction of Epic Day Pass. Our local markets continue to show solid overall growth, driven by favorable results among our local guests in the Whistler Blackcomb region, with particular strength in Seattle from the first full pass sales season with access to Stevens Pass. We are also seeing strong results from our Northern California and Utah guests. Sales in our Colorado local market were softer, with solid results in our Epic products, offset with declines in certain regional products, which was expected without Arapahoe Basin on those passes, but those declines will be more than offset by lower partnership payments.”
Katz continued, “The majority of our sales growth came from our Epic and Epic Local products where we saw solid growth in new pass holders and renewing pass holders, with less trade down to Epic Day Pass than we were expecting. Epic Day Pass was a strong success in its first year with an expanded product offering and was a significant contributor to our overall growth and exceeded our expectations, particularly in the Epic two and three day products. We believe this bodes very well for the long-term opportunity of Epic Day Pass, as we begin to highlight the incredible value to lower frequency guests. Importantly, the vast majority of Epic Day Pass sales came from new pass holders, with particular success in destination markets. Our military program delivered strong growth, with the program continuing to generate strong renewal rates while also adding new pass holders. We expect that the total number of guests on all advanced purchase passes this year will exceed 1.2 million (including all U.S., Canadian and Australian passes and Epic Day Pass), representing an incredible group of highly loyal and passionate guests.”
Katz continued, “Overall, lodging bookings for the season ahead are largely in-line with prior year bookings. Based on historical averages, around half of the bookings for the winter season have been made by this time, though it is important to note that our lodging bookings represent a small portion of the overall lodging inventory around our resorts. The early season experience at our resorts has been encouraging, with strong conditions across our Colorado, Tahoe and Northeastern resorts. Both Keystone and Vail have benefited from early snow and our recent snowmaking investments, which allowed Keystone to open on October 12 and Vail to open on November 15 and deliver a much improved experience to guests over Thanksgiving. Our resorts in Tahoe and Utah have opened with typical conditions for this time of year, and our Northeast resorts have started strong with certain resorts opening weeks earlier than in prior years.”

Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2019, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Mountain segment net revenue increased $35.8 million, or 24.7%, to $180.8 million for the three months ended October 31, 2019 as compared to the same period in the prior year, which was primarily attributable to the incremental operations of Falls Creek and Hotham.

•
Mountain Reported EBITDA loss was $80.0 million for the three months ended October 31, 2019, which represents an incremental loss of $3.6 million, or 4.7%, as compared to the Mountain Reported EBITDA loss for same period in prior year.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) increased $8.3 million, or 11.7%, to $79.6 million for the three months ended October 31, 2019 as compared to the same period in the prior year, which was primarily attributable to the incremental operations of Triple Peaks and Peak Resorts.

•
Lodging Reported EBITDA was $3.3 million for the three months ended October 31, 2019, which represents a decrease of $0.6 million, or 16.2%, as compared to the same period in the prior year, primarily due to an increase in expenses across our lodging properties, partially offset by the benefit of the incremental operations of Peak Resorts.

Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue was $263.6 million for the three months ended October 31, 2019, an increase of $43.7 million as compared to resort net revenue of $219.9 million for the same period in the prior year.

•
Resort Reported EBITDA loss was $76.7 million for the three months ended October 31, 2019, which included $9.0 million of acquisition and integration related expenses; estimated incremental off-season losses of $4.6 million from Peak Resorts and $2.7 million from Triple Peaks and Stevens Pass for the respective periods that those resorts were not owned in the prior year; and approximately $2 million of unfavorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results. In the same period in the prior year, Resort Reported EBITDA loss was $72.5 million, which included $6.6 million of acquisition and integration related expenses.

Total Performance

•	Total net revenue increased $47.8 million, or 21.7%, to $267.8 million for the three months ended October 31, 2019 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $106.5 million, or a loss of $2.64 per diluted share, for the first quarter of fiscal 2020 compared to a net loss attributable to Vail Resorts, Inc. of $107.8 million, or a loss of $2.66 per diluted share, in the first quarter of fiscal 2019. Fiscal 2020 first quarter net loss included the after-tax effect of acquisition and integration related expenses of approximately $6.8 million; estimated incremental off-season losses of approximately $4.2 million from Peak Resorts and approximately $4.5 million from Triple Peaks and Stevens Pass for the respective periods that those resorts were not owned in the prior year; and approximately $1 million of unfavorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results. Fiscal 2019 first quarter net loss included the after-tax effect of acquisition and integration related expenses of $4.9 million.

Return of Capital
The Company declared a quarterly cash dividend of $1.76 per share of Vail Resorts common stock that will be payable on January 9, 2020 to shareholders of record on December 26, 2019. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on January 9, 2020 to shareholders of record on December 26, 2019. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc. Additionally, in the first quarter of fiscal 2020, the Company repurchased 95,618 shares at an average price of $224.28 for a total of approximately $21.4 million.
Capital Improvements
Commenting on the Company’s capital investments for the 2019/2020 North American winter season, Katz said, “We are thrilled to welcome guests to all of our resorts as the 2019/2020 North American ski season kicks off with several transformational enhancements to the guest experience at our resorts.
“In Colorado, we have made significant investments in our snowmaking systems that have transformed the early-season terrain experience at Vail, Keystone and Beaver Creek. As a result of these investments, Keystone experienced its earliest opening in more than 20 years, and Vail opened earlier than usual with an improved terrain offering available at opening, elevating the experience for our guests. At Park City, we transformed the Tombstone Express area with a new permanent Tombstone BBQ restaurant and the new four-person Over and Out lift that provides a quicker, more direct route for skiers and riders to access Canyons village from the center of the resort. In addition, we completed a full renovation of the Beaver Creek children’s ski school facilities and improvements to the Peak 8 base area at Breckenridge with new ski school and childcare facilities, as well as an improved ticket and retail and rental experience.
“We remain highly focused on investments that will substantially improve the guest experience across our resorts and implemented a new mobile lift ticket express fulfillment technology that eliminates the ticket window for guests who purchase their tickets in advance. We also completed one of the final stages of our point of sale modernization project and invested in technology to automate our data-driven marketing efforts.
“We completed significant one-time investments across the acquired resorts of Crested Butte, Okemo and Stevens Pass, which included replacing and upgrading the Daisy and Brooks lifts at Stevens Pass and the Teocalli lift at Crested Butte, as well as on-mountain restaurant upgrades at Okemo.”
Regarding calendar year 2020 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. We will announce our complete capital plan for calendar year 2020 in March 2020, but we are pleased to announce several signature investments planned for the 2020/2021 North American ski season.”
Katz continued, “We are excited to announce a 250 acre lift-served terrain expansion in the signature McCoy Park area of Beaver Creek. This new lift accessed beginner and intermediate bowl experience is a rare opportunity to expand with highly accessible terrain in one of the most idyllic settings in Colorado and will further differentiate the high-end, family focused experience at Beaver Creek.
“At Breckenridge, we plan to install a new four-person high speed lift to serve the popular Peak 7. This additional lift will further enhance the guest experience at the most visited resort in the U.S. and will significantly increase guest access and circulation for the intermediate terrain on Peaks 6 and 7. Subject to governmental approvals, at Keystone we plan to replace the four-person Peru lift with a six-person high speed chairlift in order to increase capacity out of a key base area of the resort and improve guest access, circulation and experience at one of the top performing resorts in the U.S.
“At Whistler Blackcomb, we intend to significantly increase the seating capacity at the Rendezvous Lodge Restaurant on Blackcomb Mountain. The expansion will add 250 seats at a critical on-mountain restaurant, further enhancing the experience at North America’s largest resort.
“Our capital plan includes several key investments that will continue to further our company-wide data driven approach. We are now in the second phase of implementing our automated digital marketing platform that will allow us to aggregate a more holistic view of the guest that will drive improvements in personalization and engagement across all lines of business, including ski school and rentals. We will also be investing to completely revamp and upgrade our digital ski rental online platforms to provide a more seamless advanced purchasing process and to allow more dynamic pricing and discounting to broaden access during off-

peak times. Finally, we will be launching a completely revamped EpicMix mobile app that will offer new functionality and an improved user experience.
“We will continue to invest in corporate infrastructure and technology to improve our scalability and efficiency as we work to optimize our processes, business analytics and cost discipline across the network. This will include the implementation of an automated workforce planning system to optimize our labor scheduling and improved financial systems to enhance business analytics.
“For the recently acquired resorts of Crested Butte, Okemo and Stevens Pass, we are planning to complete the second and final phase of a two-year, $35 million investment program. Subject to governmental approvals, we plan to complete a transformational investment at Okemo including upgrading the Quantum lift from a four-person to a six-person high speed chairlift, relocating the existing four-person Quantum lift to replace the Green Ridge three-person fixed-grip chairlift and improving the base area experience through a renovation of the Base 68 restaurant, expansion and renovation of the children’s ski school facility and enhancement of the guest arrival experience.
“We plan to spend approximately $24 million on integration activities primarily related to Peak Resorts.
“Our capital plan for calendar 2020 includes one-time real estate investments of approximately $3 million, which are related to and funded by land sales completed in calendar 2019 with third party developers at Keystone (One River Run site) and Breckenridge (East Peak 8 site). While we expect these projects to occur in calendar 2020, these investments remain subject to municipal approvals of those development projects, creating timing uncertainty.
“Our capital plan for calendar 2020 will be approximately $155 million to $160 million, excluding one-time items associated with integrations, the one-time Triple Peaks and Stevens Pass transformation plan, one-time Peak Resorts capital improvements, real estate related capital and $4 million of reimbursable investments associated with insurance recoveries that we had originally expected to occur in calendar 2019. Including these one-time items, our total capital plan will be approximately $210 million to $215 million. We will be providing further detail on our calendar year 2020 capital plan in March 2020."
Outlook
Commenting on fiscal 2020 guidance, Katz continued, "Given our first quarter results and the indicators we are seeing for the upcoming season, we are reiterating our Resort Reported EBITDA guidance for fiscal 2020 that was included in our September earnings release, based on the assumptions incorporated at that time, including foreign currency exchange rates.  While pass sales results to date have been encouraging, it is important to remember that the North American ski season has just begun, with our primary earnings period still in front of us."

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 263-0877 (U.S. and Canada) or (646) 828-8143 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 23, 2019, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 8586118. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 world-class destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2020 performance (and our assumptions related thereto), including our expected Resort Reported EBITDA; the payment of dividends; sales patterns and expectations related to our season pass products; and planned capital projects for calendar year 2020. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States;; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019, which was filed on September 26, 2019.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e.

Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2019	2018
Net revenue:
Mountain and Lodging services and other	$180,031	$144,022
Mountain and Lodging retail and dining	83,559	75,884
Resort net revenue	263,590	219,906
Real Estate	4,180	98
Total net revenue	267,770	220,004
Segment operating expense:
Mountain and Lodging operating expense	228,710	194,112
Mountain and Lodging retail and dining cost of products sold	37,735	34,876
General and administrative	75,055	64,379
Resort operating expense	341,500	293,367
Real Estate operating expense	5,293	1,370
Total segment operating expense	346,793	294,737
Other operating (expense) income:
Depreciation and amortization	(57,845)	(51,043)
Gain on sale of real property	207	—
Change in estimated fair value of contingent consideration	(1,136)	(1,200)
Gain (loss) on disposal of fixed assets and other, net	2,267	(619)
Loss from operations	(135,530)	(127,595)
Mountain equity investment income, net	1,191	950
Investment income and other, net	277	463
Foreign currency gain (loss) on intercompany loans	360	(2,311)
Interest expense, net	(22,690)	(18,638)
Loss before benefit from income taxes	(156,392)	(147,131)
Benefit from income taxes	46,563	36,405
Net loss	(109,829)	(110,726)
Net loss attributable to noncontrolling interests	3,354	2,931
Net loss attributable to Vail Resorts, Inc.	$(106,475)	$(107,795)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(2.64)	$(2.66)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(2.64)	$(2.66)
Cash dividends declared per share	$1.76	$1.47
Weighted average shares outstanding:
Basic	40,342	40,505
Diluted	40,342	40,505

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2019	2018

Other Data:
Mountain Reported EBITDA	$(79,985)	$(76,407)
Lodging Reported EBITDA	3,266	3,896
Resort Reported EBITDA	(76,719)	(72,511)
Real Estate Reported EBITDA	(906)	(1,272)
Total Reported EBITDA	$(77,625)	$(73,783)
Mountain stock-based compensation	$4,353	$3,944
Lodging stock-based compensation	847	787
Resort stock-based compensation	5,200	4,731
Real Estate stock-based compensation	51	22
Total stock-based compensation	$5,251	$4,753

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2019	2018	(Decrease)
Net Mountain revenue:
Lift	$41,829	$24,685	69.5%
Ski school	8,534	4,272	99.8%
Dining	21,629	18,292	18.2%
Retail/rental	47,915	43,342	10.6%
Other	60,925	54,415	12.0%
Total Mountain net revenue	180,832	145,006	24.7%
Mountain operating expense:
Labor and labor-related benefits	91,475	76,250	20.0%
Retail cost of sales	23,279	22,416	3.8%
General and administrative	64,669	54,703	18.2%
Other	82,585	68,994	19.7%
Total Mountain operating expense	262,008	222,363	17.8%
Mountain equity investment income, net	1,191	950	25.4%
Mountain Reported EBITDA	$(79,985)	$(76,407)	(4.7)%

Total skier visits	934	507	84.2%
ETP	$44.78	$48.69	(8.0)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2019	2018	(Decrease)
Lodging net revenue:
Owned hotel rooms	$19,946	$19,599	1.8%
Managed condominium rooms	14,740	11,118	32.6%
Dining	18,143	16,129	12.5%
Transportation	2,351	2,474	(5.0)%
Golf	10,221	9,150	11.7%
Other	14,166	12,777	10.9%
	79,567	71,247	11.7%
Payroll cost reimbursements	3,191	3,653	(12.6)%
Total Lodging net revenue	82,758	74,900	10.5%
Lodging operating expense:
Labor and labor-related benefits	37,615	33,451	12.4%
General and administrative	10,386	9,676	7.3%
Other	28,300	24,224	16.8%
	76,301	67,351	13.3%
Reimbursed payroll costs	3,191	3,653	(12.6)%
Total Lodging operating expense	79,492	71,004	12.0%
Lodging Reported EBITDA	$3,266	$3,896	(16.2)%

Owned hotel statistics:
ADR	$238.49	$232.87	2.4%
RevPAR	$163.61	$161.96	1.0%
Managed condominium statistics:
ADR	$189.22	$188.92	0.2%
RevPAR	$52.83	$51.44	2.7%
Owned hotel and managed condominium statistics (combined):
ADR	$210.60	$210.85	(0.1)%
RevPAR	$79.18	$82.44	(4.0)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2019	2018
Real estate held for sale and investment	$96,938	$101,743
Total Vail Resorts, Inc. stockholders’ equity	$1,302,488	$1,339,595
Long-term debt, net	$2,005,057	$1,486,968
Long-term debt due within one year	63,807	48,482
Total debt	2,068,864	1,535,450
Less: cash and cash equivalents	136,326	141,031
Net debt	$1,932,538	$1,394,419

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net loss attributable to Vail Resorts, Inc. for the three months ended October 31, 2019 and 2018.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2019	2018
Mountain Reported EBITDA	$(79,985)	$(76,407)
Lodging Reported EBITDA	3,266	3,896
Resort Reported EBITDA*	(76,719)	(72,511)
Real Estate Reported EBITDA	(906)	(1,272)
Total Reported EBITDA	(77,625)	(73,783)
Depreciation and amortization	(57,845)	(51,043)
Gain (loss) on disposal of fixed assets and other, net	2,267	(619)
Change in estimated fair value of contingent consideration	(1,136)	(1,200)
Investment income and other, net	277	463
Foreign currency gain (loss) on intercompany loans	360	(2,311)
Interest expense, net	(22,690)	(18,638)
Loss before benefit from income taxes	(156,392)	(147,131)
Benefit from income taxes	46,563	36,405
Net loss	(109,829)	(110,726)
Net loss attributable to noncontrolling interests	3,354	2,931
Net loss attributable to Vail Resorts, Inc.	$(106,475)	$(107,795)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2019.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2019
Mountain Reported EBITDA	$675,016
Lodging Reported EBITDA	27,470
Resort Reported EBITDA*	702,486
Real Estate Reported EBITDA	(3,951)
Total Reported EBITDA	698,535
Depreciation and amortization	(224,919)
Gain on disposal of fixed assets and other, net	2,222
Change in estimated fair value of contingent consideration	(5,303)
Investment income and other, net	2,900
Foreign currency loss on intercompany loans	(183)
Interest expense, net	(83,548)
Income before provision for income taxes	389,704
Provision for income taxes	(71,797)
Net income	317,907
Net income attributable to noncontrolling interests	(21,907)
Net income attributable to Vail Resorts, Inc.	$296,000

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2019.

	In thousands) (Unaudited) (As of October 31, 2019)
Long-term debt, net	$2,005,057
Long-term debt due within one year	63,807
Total debt	2,068,864
Less: cash and cash equivalents	136,326
Net debt	$1,932,538
Net debt to Total Reported EBITDA	2.8	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2019 and 2018.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2019	2018
Real Estate Reported EBITDA	$(906)	$(1,272)
Non-cash Real Estate cost of sales	3,684	—
Non-cash Real Estate stock-based compensation	51	22
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	155	(7)
Net Real Estate Cash Flow	$2,984	$(1,257)